Rhinebeck Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2022

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, January 26, 2023 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended December 31, 2022 of $808,000 ($0.07 per basic and diluted share), which was $2.2 million, or 72.9%, less than the comparable prior year period. Net income for the year ended December 31, 2022 of $7.0 million ($0.65 per basic and $0.64 per diluted share) was $4.6 million, or 39.5%, less than the prior year.

The decrease in net income was primarily due to an increase in the provision for loan losses of $1.8 million and $5.1 million for the three months and year ended December 31, 2022, respectively.  The Company recorded a credit to the allowance for loan losses for both the three months and year ended December 31, 2021 as compared to an expense for the three months and year ended December 31, 2022. For the three months ended December 31, 2022, net income was also negatively impacted by a decrease in net interest income accompanied by a reduction in non-interest income and an increase in non-interest expense. For the year ended December 31, 2022, an increase in net interest income was partially offset by a decrease in non-interest income and an increase in non-interest expense. The Company’s return on average assets and return on average equity were 0.24% and 2.99%, respectively, for the fourth quarter of 2022 as compared to 0.93% and 9.53%, respectively, for the fourth quarter of 2021. The Company’s return on average assets and return on average equity were 0.54% and 6.06%, respectively, for the year 2022 as compared to 0.95% and 9.49%, respectively, for the year 2021.

President and Chief Executive Officer Michael J. Quinn said, “2022 was a solid year with many positives. Loan growth was up by almost $140 million or over 16%. Deposits grew more than $28 million or 2.5%. At the same time our net interest income increased $2.4 million helping us to maintain our net interest margin at 3.45% year over year. These favorable outcomes occurred even though the Federal Reserve raised rates almost monthly beginning in March, culminating in a 4.25% fed funds rate increase by year end. These increases and other Fed actions drew liquidity out of the marketplace and put immediate pressure on us to raise deposit rates. Furthermore, new national fintech competitors into our marketplace accelerated the competition for, and correspondingly the price of, attracting those funds. Unfortunately, the increasing rate environment will keep us under pressure into the coming year as it appears clear that the Federal Reserve is not done tightening and the prospect of a possible recession seems likely. It will, in the best scenario, take time for lending rates to catch-up with funding costs and we expect margin compression in 2023. It will be a challenge to control operating expenses as inflation has increased expenses in all areas of operations. We have unfortunately undertaken a recent effort to reduce the number of staff and we will take additional efforts to find cost savings in order to better position the Bank to weather this storm as the economy eventually rebounds.”

Income Statement Analysis

Net interest income decreased $685,000, or 6.6%, to $9.8 million for the three months ended December 31, 2022, from $10.4 million for the three months ended December 31, 2021. Net interest income for the year ended 2022 increased $2.4 million, or 6.1%, to $41.8 million compared to $39.4 million for the prior year. In comparing the fourth quarter of 2022 to the same quarter in 2021, the decrease was primarily due to lower yields on loans and higher costs for deposits and borrowings, partially offset by the earnings on higher interest-earning asset balances and higher investment yields. Loan yields were driven lower mainly due to the reduction in the overall risk rating of our indirect loan portfolio as both competition for higher yielding loans and our desire to manage long term credit quality had some negative impact on pricing for new business. For the three months ended December 31, 2022, the average balances of interest-earning assets grew by $33.7 million to $1.23 billion and the average yields improved by 53 basis points to 4.31%, while the cost of interest-bearing liabilities increased by 116 basis points to 1.60%, due to the rising interest rate environment. When comparing the year ended December 31, 2022 to 2021, the average balance of interest-earning assets grew by $68.5 million, or 6.0%, while the average yields increased by 19 basis points to 4.01%. The average balance of our interest-bearing liabilities increased by $63.2 million, or 8.01% and the cost of interest-bearing liabilities increased by 25 basis points to 0.79%.

The provision for loan losses increased by $1.8 million, from a credit of $1.5 million for the quarter ended December 31, 2021 to an expense of $302,000 for the current quarter. The provision for loan losses increased by $5.1 million, from a credit of $3.7 million for the year ended December 31, 2021 to an expense of $1.4 million for the year ended December 31, 2022. The credit to the provision for the three months and year ended December 31, 2021 was primarily attributable to a decline in loan balances, exclusive of PPP loans, a reduction in specific allocations to the allowance for loan losses and a general improvement in economic conditions as our customers showed signs of recovering from the pandemic. An increase in indirect automobile loan balances and declining economic conditions in 2022 were the primary factors leading to the increase in the provision.

Net charge-offs increased $873,000 from a net recovery of $22,000 for the fourth quarter of 2021 to a net charge-off of $851,000 for the fourth quarter of 2022.  Net charge-offs for the year ended December 31, 2022 totaled $1.0 million compared to $407,000 for 2021. The increases in both the quarter and the full year were primarily due to a $449,000 charge-off of one commercial loan in the fourth quarter and increased charge-offs in our indirect automobile portfolio. The percentage of overdue account balances to total loans increased to 2.29% as of December 31, 2022 from 1.58% as of December 31, 2021 while our non-performing assets decreased $2.3 million to $4.4 million.

Non-interest income totaled $1.3 million for the three months ended December 31, 2022, a decrease of $394,000, or 23.4%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as activity decreased due to fewer originations in the increasing interest rate environment and a strategic decision to hold new production in our portfolio instead of selling these loans. Gain on sales of mortgage loans decreased $379,000, or 94.0%, compared to the prior year quarter as the Company sold $535,000 of residential mortgage loans in the fourth quarter of 2022 as compared to $18.3 million in the fourth quarter of 2021.

For the year ended December 31, 2022, total non-interest income decreased $1.5 million, or 20.6%, from the prior year. The reduction between periods was mostly due to the decrease in the gain on the sale of mortgage loans of $1.7 million, or 66.5%, the 2021 one-time gain from the collection of a life insurance claim of $195,000 and a net realized loss in 2022 from the sale of securities of $170,000, partially offset by an increase in service charges on deposit accounts of $245,000, an improvement in investment advisory income of $103,000, a $69,000 increase in the cash value of life insurance, and a net improvement of $199,000 in other income items.

For the fourth quarter of 2022, non-interest expense totaled $9.6 million, an increase of $48,000, or 0.5%, over the comparable 2021 period. The increase was primarily due to an increase in occupancy expense of $117,000, or 10.9%, primarily due to the closure and lease cancellation costs for our Monroe branch in December 2022; and an increase in other non-interest expenses of $239,000, or 15.3% due to inflationary pressures on our service contracts. These increases were partially offset by a decrease in salaries and benefits of $155,000 as the number of employees decreased and a reduction in marketing expense of $120,000.

For the year ended December 31, 2022, non-interest expense totaled $37.4 million, an increase of $1.9 million, or 5.4%, over 2021. The increase was primarily due to an increase in salaries and benefits of $1.5 million, or 7.4%, due to branch expansion, new hires, annual merit increases, production incentives and employee benefit increases, as well as the competitive pressures of the current job market. For the year ended December 31, 2022, occupancy expenses increased $459,000, or 11.1%, as a result of the additional rent, depreciation and other expenses related to branch expansion. Our addition of four branches in 2021 was also primarily responsible for increased data processing costs of $138,000 and increased FDIC insurance costs of $60,000 during 2022. These increases were partially offset by decreased professional fees of $99,000 and a decrease in other non-interest expenses of $118,000 in 2022. The decrease in other non-interest expense was primarily due to a reserve put in place in 2021 for potential consumer compliance issues in the Bank’s indirect automobile portfolio. These issues were resolved in 2022 and no further negative impact to earnings is expected.

Balance Sheet Analysis

Total assets increased $54.8 million, or 4.3%, to $1.34 billion at December 31, 2022 from $1.28 billion at December 31, 2021. Net loans increased $139.4 million, or 16.3%, primarily due to increases in our indirect automobile loan portfolio and commercial real estate portfolios. Indirect automobile loans increased $75.1 million, or 19.7%, and commercial real estate loans increased $58.9 million, or 18.9%, while commercial and industrial loans decreased $16.3 million, or 15.7%, due to a decrease in the Small Business Administration’s Paycheck Protection Program loans of $28.9 million.  Available for sale securities decreased $56.6 million, or 20.2%, primarily due to paydowns, sales, calls and maturities of $54.4 million and an increase of $32.2 million in unrealized market losses, partially offset by $30.2 million in purchases. Cash and due from banks decreased $40.7 million, or 56.5%, primarily due to a decrease in deposits held at the Federal Reserve Bank of New York as excess funds were used to fund loan originations. Deferred tax assets increased $6.8 million mostly in relation to the increase in unrealized losses on securities.

Past due loans increased between December 31, 2021 and December 31, 2022, finishing at $22.7 million, or 2.29% of total loans, up from $13.5 million, or 1.58% of total loans at year-end 2021. Our allowance for loan losses was 0.80% of total loans and 179.54% of non-performing loans at December 31, 2022 as compared to 0.89% of total loans and 113.01% of non-performing loans at December 31, 2021.

Total liabilities increased $72.6 million, or 6.3%, to $1.23 billion at December 31, 2022 from $1.16 billion at December 31, 2021 as borrowings and other funding increased to fund loan growth. Advances from the Federal Home Loan Bank increased $39.7 million and deposits increased $27.9 million, or 2.5%. Interest bearing deposits increased $59.2 million, or 7.5%, while non-interest bearing deposits decreased $31.3 million, or 9.9%. Increases in accrued expenses and other liabilities of $4.4 million also contributed to the increase.

Stockholders' equity decreased $17.8 million, or 14.2%, to $108.1 million at December 31, 2022, primarily due to a $25.6 million increase in accumulated other comprehensive loss related to current market conditions, partially offset by net income of $7.0 million. The Company's ratio of average equity to average assets was 8.91% for the year ended December 31, 2022 and 10.02% for the year ended December 31, 2021.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the continuing impact of the COVID-19 pandemic on our business and results of operation, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Interest and Dividend Income
Interest and fees on loans	$12,207	$10,641	$44,419	$41,363
Interest and dividends on securities	1,004	672	3,848	2,232
Other income	115	39	325	105
Total interest and dividend income	13,326	11,352	48,592	43,700
Interest Expense
Interest expense on deposits	2,838	785	5,611	3,601
Interest expense on borrowings	730	124	1,145	686
Total interest expense	3,568	909	6,756	4,287
Net interest income	9,758	10,443	41,836	39,413
Provision for (credit to) loan losses	302	(1,496)	1,414	(3,667)
Net interest income after provision for (credit to) loan losses	9,456	11,939	40,422	43,080
Non-interest Income
Service charges on deposit accounts	704	693	2,829	2,584
Net realized loss on sales and calls of securities	—	(4)	(170)	(4)
Net gain on sales of loans	24	403	864	2,582
Increase in cash surrender value of life insurance	159	159	640	571
Net gain from sale of other real estate owned	—	7	—	9
(Loss) gain on disposal of premises and equipment	(38)	—	(38)	17
Gain on life insurance	—	—	—	195
Investment advisory income	301	318	1,233	1,130
Other	143	111	538	339
Total non-interest income	1,293	1,687	5,896	7,423
Non-interest Expense
Salaries and employee benefits	5,206	5,361	21,599	20,110
Occupancy	1,189	1,072	4,583	4,124
Data processing	461	475	1,882	1,744
Professional fees	451	467	1,743	1,842
Marketing	235	355	693	708
FDIC deposit insurance and other insurance	227	227	829	769
Other real estate owned expense	—	—	—	7
Amortization of intangible assets	24	27	99	96
Other	1,800	1,561	5,994	6,112
Total non-interest expense	9,593	9,545	37,422	35,512
Income before income taxes	1,156	4,081	8,896	14,991
Provision for income taxes	348	1,094	1,899	3,433
Net income	$808	$2,987	$6,997	$11,558

Earnings per common share:
Basic	$0.07	$0.28	$0.65	$1.07
Diluted	$0.07	$0.27	$0.64	$1.06

Weighted average shares outstanding, basic	10,876,426	10,809,891	10,839,335	10,769,191
Weighted average shares outstanding, diluted	11,019,506	10,990,996	11,004,597	10,954,366

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Cash and due from banks	$31,384	$72,091
Available for sale securities (at fair value)	223,659	280,283
Loans receivable (net of allowance for loan losses of $7,943 and $7,559, respectively)	994,368	854,967
Federal Home Loan Bank stock	3,258	1,322
Accrued interest receivable	4,255	3,366
Cash surrender value of life insurance	29,794	29,131
Deferred tax assets (net of valuation allowance of $450 and $454, respectively)	10,131	3,352
Premises and equipment, net	18,722	19,183
Goodwill	2,235	2,235
Intangible assets, net	334	433
Other assets	17,837	14,803
Total assets	$1,335,977	$1,281,166
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$283,563	$314,814
Interest bearing	846,370	787,185
Total deposits	1,129,933	1,101,999

Mortgagors’ escrow accounts	9,732	9,130
Advances from the Federal Home Loan Bank	57,723	18,041
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	25,302	20,872
Total liabilities	1,227,845	1,155,197

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,284,565 and 11,296,103 at December 31, 2022 and 2021, respectively)	113	113
Additional paid-in capital	47,075	46,573
Unearned common stock held by the employee stock ownership plan	(3,491)	(3,709)
Retained earnings	96,624	89,627
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(28,192)	(2,734)
Defined benefit pension plan, net of taxes	(3,997)	(3,901)
Total accumulated other comprehensive loss	(32,189)	(6,635)
Total stockholders’ equity	108,132	125,969
Total liabilities and stockholders’ equity	$1,335,977	$1,281,166

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

Performance Ratios (1):

Return on average assets (2)	0.24%	0.93%	0.54%	0.95%
Return on average equity (3)	2.99%	9.53%	6.06%	9.49%
Net interest margin (4)	3.16%	3.48%	3.45%	3.45%
Efficiency ratio (5)	86.81%	78.69%	78.40%	75.82%
Average interest-earning assets to average interest-bearing liabilities	138.48%	146.24%	142.18%	144.89%
Total gross loans to total deposits	87.65%	77.45%	87.65%	77.45%
Average equity to average assets (6)	8.14%	9.81%	8.91%	10.02%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.80%	0.89%	0.80%	0.89%
Allowance for loan losses as a percent of non-performing loans	179.54%	113.01%	179.54%	113.01%
Net recoveries (charge-offs) to average outstanding loans during the period	(0.09)%	0.00%	(0.11)%	(0.05)%
Non-performing loans as a percent of total gross loans	0.45%	0.78%	0.45%	0.78%
Non-performing assets as a percent of total assets	0.33%	0.52%	0.33%	0.52%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	11.55%	12.76%	11.55%	12.76%
Total capital (to risk-weighted assets)	12.25%	13.54%	12.25%	13.54%
Common equity Tier 1 capital (to risk-weighted assets)	11.55%	12.76%	11.55%	12.76%
Tier 1 leverage ratio (to average total assets)	9.75%	9.65%	9.75%	9.65%

Other Data:
Book value per common share			$ 9.58	$ 11.15
Tangible book value per common share(8)			$ 9.35	$ 10.92

(1)	Performance ratios for the three month periods ended December 31, 2022 and 2021 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	December 31,
	2022	2021
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$108,132	$125,969
Total shares outstanding	11,285	11,296
Book value per common share	$9.58	$11.15
Total common equity
Total shareholders' equity (book value) (GAAP)	$108,132	$125,969
Goodwill	(2,235)	(2,235)
Intangible assets, net	(334)	(433)
Tangible common equity (non-GAAP)	$105,563	$123,301
Tangible book value per common share
Tangible common equity (non-GAAP)	$105,563	$123,301
Total shares outstanding	11,285	11,296
Tangible book value per common share	$9.35	$10.92

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com